Exhibit 10.2

SUB-SUBLEASE

SUB-SUBLEASE (the “Sub-Sublease”), dated as of the 15th day of November 2006, (the “Effective Date”) between SIEMENS COMMUNICATIONS, INC., having an office at 900 Broken Sound Parkway, Boca Raton, FL 33487 (“Sub-Sublandlord”), and MAGMA DESIGN AUTOMATION, INC., having an office at 5460 Bay Front Plaza, Santa Clara, CA 95054 (“Sub- Subtenant”).

RECITALS

WHEREAS, Sub-Sublandlord is the subtenant of certain premises (the “Demised Premises”) in the buildings located at 1650 and 1700 Technology Drive, San Jose, California 95110 (the “Buildings”), pursuant to a sublease dated as of November     , 2006, between Siemens Real Estate, Inc. (“SRE”), as sublandlord and Sub-Sublandlord as tenant (the “Sublease”). SRE is tenant of the Demised Premises pursuant to a certain Lease Agreement dated March 21, 2000, as amended on October 25, 2001 and May 7, 2002, between SRE’s predecessor in interest, Siemens Information and Communication Networks, Inc., and Spieker Properties, L.P., as landlord, predecessor-in-interest to the current landlord, EOP-Skyport I, L.L.C. (“Prime Landlord”) (such lease being referred to as the “Prime Lease”). A copy of the Prime Lease and the Sublease is annexed hereto as Exhibit A; and

WHEREAS, Sub-Subtenant wishes to sublet from Sub-Sublandlord a portion of the Demised Premises, such portion containing approximately 83,132 rentable square feet, including a first floor of approximately 14,462 rentable square feet; a second floor of approximately 19,970 rentable square feet; a third floor of approximately 24,350 rentable square feet; and a fourth floor of approximately 24,350 rentable square feet, being more particularly described on the floor plan annexed hereto as Exhibit B and being referred to as the “Magma Premises.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sub-Sublandlord and Sub-Subtenant agree as follows:

1. Demise and Term.

(a) Subject to and in accordance with all of the terms, covenants and conditions of this Sub-Sublease, Sub-Sublandlord hereby subleases the Magma Premises to Sub-Subtenant, and Sub-Subtenant hires and accepts the Magma Premises from Sub-Sublandlord, for a term (the “Magma Term”) to commence on February 1, 2007 (the “Magma Commencement Date”), and to expire on October 31, 2011 (the “Magma Expiration Date”), both dates inclusive, unless the Magma Term shall sooner end pursuant to any of the terms, covenants and conditions of this Sub-Sublease or the Prime Lease.

(b) In the event that Sub-Sublandlord is unable to deliver possession of floors 1, 2 and 3 of the Magma Premises to Sub-Subtenant on the date Prime Landlord delivers its Consent (as defined in Section 8(b) below) or floor 4 of the Magma Premises on or before the Magma Commencement Date due to factors beyond Sub-Sublandlord’s or Sublandlord’s reasonable control (including, without limitation, Prime Landlord’s failure or refusal to deliver its Consent in a timely manner), Sub-Sublandlord shall not be subject to any liability therefor and the validity of this Sub-Sublease shall not be impaired, but all Rent and other obligations of Sub-Subtenant attributable to the Magma Premises shall be abated until such time as possession thereof is delivered to Sub-Subtenant.

(c) Sub-Sublandlord will allow Sub-Subtenant access to the Magma Premises, except for the fourth floor of the Magma Premises, beginning when this Sub-Sublease is executed and all necessary approvals under the Prime Lease are obtained, for the purpose of planning, designing and installing Sub-Subtenant’s fixtures, furniture, equipment data and phone lines, but not for the operation of business, subject to all of the provisions of this Sub-Sublease, except Sub-Subtenant will not be obligated to pay Base Rent or any additional rent during such period. Sub-Sublandlord will allow Sub-Subtenant access to the fourth floor of the Magma Premises on or before the Magma Commencement Date. The Magma Commencement Date shall be delayed by one day for each day that Sub-Sublandlord fails to permit Sub-Subtenant access to the Magma Premises as set forth in this Section 1(c).

2. Use. Sub-Subtenant shall use the Magma Premises solely for general office uses and incidental uses related thereto, customer service, marketing operations, telecommunications (with respect to the interior of the Magma Premises only) and information processing, software testing and development, electrical laboratory repair work (which laboratory area shall not exceed 10% of the Magma Premises) and storage and for no other purpose(s), without the prior written consent of the Sub-Sublandlord.

3. Rent.

(a) From and after the Magma Commencement Date, Sub-Subtenant shall pay to Sub-Sublandlord the base rent specified in subsection (b) below (“Base Rent”). Base Rent and all other items of additional rent, charges and expenses payable by Sub-Subtenant hereunder (collectively, “Rent”) shall be paid to Sub-Sublandlord on the first day of each calendar month during the Magma Term (unless otherwise specifically provided herein), without deduction, abatement, counterclaim or setoff of any amount for any reason whatsoever except as set forth in this Sub-Sublease. Rent shall be paid to Sub-Sublandlord in lawful money of the United States at its address set forth above, or to such other person, or at such other address, as Sub-Sublandlord may from time to time designate by notice to Sub-Subtenant. Any payment by Sub-Subtenant or receipt by Sub-Sublandlord of an amount less than the amount stipulated hereunder for any portion of Rent shall be deemed a payment on account of such amount(s) payable. An endorsement or statement by Sub-Subtenant on any check or letter shall not be deemed to create an accord and satisfaction, and Sub-Sublandlord may accept any such check or payment without prejudice to Sub-Sublandlord’s right to recover the balance due or to pursue any other remedy available to it. Any provision in the Prime Lease referring to “Rent” or “rent” (or words of similar meaning) incorporated herein by reference shall be deemed to refer to all items of Rent due under this Sub-Sublease.

(b) Base Rent shall consist of the following amounts, and shall be paid by Sub-Subtenant to Sub-Sublandlord as herein provided:

Time Period	Rentable Square Feet	Monthly Rent	Rent per Time Period
02/01/07-03/31/07	58,782	$85,233.90	$170,467.80
04/01/07-01/31/08	83,132	$120,541.40	$1,205,414.00
02/01/08-01/31/09	83,132	$124,157.64	$1,489,891.68
02/02/09-01/31/10	83,132	$127,882.37	$1,534,588.44
02/01/10-01/31/11	83,132	$131,718.84	$1,580,626.08
02/02/11-10/31/11	83,132	$135,670.41	$1,221,033.69

All base rental rates are on a triple net basis, and Sub-Subtenant shall be responsible for its Proportionate Share (as hereinafter defined) of all Operating Expenses (as defined in the Prime Lease) for the Magma Premises.

(c) The Rent payable for the first full calendar month of the Magma Term after the calendar month in which the Rent Commencement Date occurs is Eighty-Five Thousand, Two Hundred and Thirty-Three and 90/100 Dollars ($85,233.90) plus the Sub-Subtenant’s Proportionate Share (as hereinafter defined) of Estimated Operating Expenses (as defined in the Prime Lease) and all other additional rent. This rent payment is due and payable by Sub-Subtenant upon its execution of this Sub-Sublease and receipt of a written consent of the Prime Landlord to this Sub-Sublease executed by Prime Landlord. The Rent payable for the calendar month in which the Rent Commencement Date occurs shall be pro rated to reflect the number of days of Sub-Subtenant’s occupancy during such calendar month and shall be payable on the first day of the second calendar month of the Magma Term. The “Security Deposit” (as hereinafter defined) is also due and payable by Sub-Subtenant on or before the Consent Date (as defined in Section 8(b) below).

(d) Rent payable hereunder shall be prorated on a daily basis in the case of any period of less than a full calendar year or, in the case of any monthly installment, any period less than a full calendar month. Sub-Subtenant shall pay all commercial rent or occupancy taxes imposed in connection with this Sub-Sublease, the Magma Premises or the payment of Rent hereunder, if applicable.

(e) For all purposes of this Sub-Sublease, Sub-Subtenant’s proportionate share (the “Proportionate Share”) shall be equal to 30.15% of the Demised Premises and the “Tenant’s Proportionate Share” payable by Sub-Sublandlord (as subtenant) under the Sublease.

4. Furniture. Sub-Subtenant shall be permitted to use, free of charge, Sub-Sublandlord’s furniture located within the Magma Premises, to the extent and in the condition currently existing, as listed in the attached Exhibit C. At the end of the Magma Term, Sub-Subtenant shall return such furniture to Sub-Sublandlord in good order and repair, normal wear and tear and casualty excepted. On or before January 1, 2007, Sub-Sublandlord shall re-install available systems furniture in those areas of the second floor of the Magma Premises where there is currently no furniture.

5. Additional Payments by Sub-Subtenant.

(a) In addition to the amounts set forth in Article 3 hereof, Sub-Subtenant shall be liable for its Proportionate Share of the Operating Expenses payable by Sub-Sublandlord pursuant to the Sublease and the Prime Lease. If Sub-Subtenant shall request freight elevator facilities, heat, cooled air or mechanical ventilation or any other service for which a charge is imposed pursuant to the Prime Lease or otherwise by Prime Landlord, the Sub-Subtenant shall either pay the full amount of such charge within thirty (30) days after demand therefor (i) to Prime Landlord if Prime Landlord bills Sub-Subtenant directly for such services, or (ii) to Sub-Sublandlord if Prime Landlord bills Sub-Sublandlord for such services. Sub-Sublandlord and Sub-Subtenant shall request that Prime Landlord forward copies of invoices for such services directly to Sub-Subtenant, with copies sent to Sub-Sublandlord.

(b) Except as provided in subsection (a) above, Sub-Subtenant shall pay all charges, costs and additional rent payable pursuant to the Prime Lease to the extent relating either to the Magma Premises or to any action or omission of Sub-Subtenant

6. Security Deposit/ Letter of Credit.

(a) On or before the Consent Date, Sub-Subtenant shall deliver to Sub-Sublandlord a security deposit (the “Security Deposit”) in the amount of One Million, Five Hundred Thousand Dollars ($1,500,000) to assure the full and faithful performance by Sub-Subtenant of its obligations under this Sub-Sublease. The Security Deposit shall be in the form of an irrevocable stand-by letter of credit (the “Letter of Credit”) in the initial amount of One Million, Five Hundred Thousand Dollars ($1,500,000). If, at any time, all or any part of the Security Deposit is at any time in the form of cash (including any Deposited Funds as hereinafter defined and any amounts drawn under any Letter of Credit), Sub-Sublandlord agrees that such funds shall be the property of Sub-Subtenant, subject, however, to the right of the Sub-Sublandlord to hold, draw upon, use and/or apply such funds in accordance with this Sub-Sublease. If all or any portion of the Security Deposit is in the form of cash, Sub-Subtenant shall use its commercially reasonable efforts to cause a new or revised Letter or Letters of Credit to be issued within fifteen (15) days from any draw such that the full amount of the Security Deposit required hereunder is posted by Letter of Credit, but failure to cause such Letter(s) of Credit to be issued, after such efforts, shall not constitute a default under this Sub-Sublease. Any interest which shall accrue each year on the Security Deposit (if in the form of cash), shall not constitute a part of the Security Deposit, shall be the property of Sub-Subtenant and shall be paid to Sub-Subtenant annually on the last day of each year during the Sub-Sublease, and on termination of this Sub-Sublease, and until paid over to Sub-Subtenant, Sub-Sublandlord shall hold such interest in trust for the benefit of Sub-Subtenant. Except as provided below, the Security Deposit (whether temporarily in the form of cash or a Letter of Credit) shall be maintained in effect until the date (the “SD Expiration Date”) which is thirty (30) days after the expiration or termination this Sub-Sublease. The Security Deposit held by Sub-Sublandlord shall be returned to Sub-Subtenant on the date which is thirty (30) days after the expiration or termination of this Sub-Sublease, less any portion of the Security Deposit which Sub-Sublandlord has drawn upon and/or utilized in accordance with the provisions of Section 6. Notwithstanding anything to the contrary in this Section 6, Sub-Sublandlord shall accept a Letter of Credit from Wells Fargo Bank substantially in the form of Exhibit D attached hereto.

(b) The Letter of Credit shall be issued by a national banking association or other federally insured commercial banking institution that is a member of the New York Clearing House Association selected by Sub-Subtenant and approved by Sub-Sublandlord. The Letter of Credit will be “callable” by Sub-Sublandlord by presentation of a sight-draft without the presentation of any other documents, statements or authorizations, and payable through a branch office of the bank located in the cities of San Francisco, California or New York, New York. The Letter of Credit shall be assignable and transferable by Sub-Sublandlord and the assignee or transferee shall comply with the terms of this Sub-Sublease concerning the Security Deposit, Letter of Credit and Deposited Funds (and by acceptance of such assignment or transfer the assignee or transferee shall automatically be deemed to have agreed to the foregoing without the need for any written acknowledgement or agreement to that effect), and provided further that such assignment or transfer shall not relieve the Sub-Sublandlord or the assignor or transferor of any of their obligations concerning the Security Deposit, Letter of Credit or Deposited Funds. The premium or purchase price of, or any other Bank fees associated with, such Letter of Credit shall be paid by Sub-Subtenant. The Letter of Credit shall be (i) at sight, unconditional and irrevocable, (ii) maintained in effect, by automatic annual renewal or extension thereafter, until the SD Expiration Date, and Sub-Subtenant shall deliver a new Letter of Credit or certificates or amendments of such renewal or extension to Sub-Sublandlord at least sixty (60) days prior to the expiration of the Letter of Credit or such other evidence satisfactory to Sub-Sublandlord to show that the Letter of Credit has been timely renewed without any other action whatsoever on the part of Sub-Sublandlord, (iii) permit partial draws, and (iv) shall be fully transferable. Should Sub-Subtenant fail to renew the Letter of Credit at least sixty (60) days prior to its expiration, Sub-Sublandlord may draw upon all or a portion of the Letter of Credit and the proceeds thereof shall be cash (the “Deposited Funds”) to be held and applied by Sub-Sublandlord in the same manner as if Sub-Sublandlord held such amount as part, or all, of the Security Deposit, as the case may be, which Deposited Funds shall be deposited by Sub-Sublandlord into an account in the name of the Sub-Sublandlord, with a federal savings and loan association, national banking association or other federally insured banking institution, and such account shall be in the following name: “Magma Design Automation, Inc. Restricted Security Deposit Account” (the “Restricted Deposit Account”). The Restricted Deposit Account shall be restricted and funds in the account may be withdrawn only in accordance with and subject to the terms and conditions of this Sub-Sublease. Within fifteen (15) days of such a draw due to a failure to renew the Letter of Credit, Sub-Subtenant shall use commercially reasonable efforts to cause a replacement letter of credit in the total required amount of the Security Deposit to be issued, but Sub-Subtenant’s failure to cause such Letter of Credit to be issued, after such efforts, shall not constitute a default under the Sub-Sublease. Nothing herein shall be construed to affect Sub-Sublandlord’s right to retain any portion of the Deposited Funds upon a default under this Sub-Sublease. Nothing herein shall be construed to affect Sub-Sublandlord’s right to retain any portion of the Deposited Funds upon a default under this Sub-Sublease. Sub-Subtenant shall not have the right to exercise control or dominion over the Deposited Funds.

(c) The holder of the Letter of Credit shall have the right, in addition to any other rights held by Sub-Sublandlord under this Sub-Sublease, to draw down an amount due hereunder (up to the face amount of the Letter of Credit) upon the presentation to the issuing bank of the Letter of Credit and a written statement (the “Draw Certificate”) that such amount is due to Sub-Sublandlord under the terms and conditions of this Sub-Sublease, it being understood that if Sub-Sublandlord be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity). The Sub-Sublandlord shall certify in the Draw Certificate that one of the following events or conditions exists (the “Draw Conditions”): (i) Sub-Subtenant is in default of this Sub-Sublease and all applicable notice, grace and/or cure periods have expired without cure by Sub-Subtenant, and Sub-Sublandlord is entitled to the amount requested under the terms and conditions of this Sub-Sublease, (ii) Sub-Subtenant, in Sub-Sublandlord’s reasonable opinion as provided in this Sub-Sublease, is insolvent or (iii) the Letter of Credit will expire in sixty (60) days or less and Sub-Subtenant has failed to renew such Letter of Credit. Sub-Sublandlord agrees not to draw upon the Security Deposit unless one of the Draw Conditions exists, and if Sub-Sublandlord does effect such a “draw,” such “draw” amount shall only be to the extent expressly permitted under this Section 6.

(d) In the event of a transfer of Sub-Sublandlord’s interest in the Magma Premises, Sub-Sublandlord shall transfer the Security Deposit (whether in the form of cash or a Letter of Credit) (or request Sub-Subtenant to arrange for the issuance of a substitute letter of credit, in which case Sub-Subtenant will provide such substitute letter of credit within thirty (30) days of Sub-Sublandlord’s request for Sub-Sublandlord to deliver, if applicable) to the transferee, and it is agreed that the provisions hereof shall apply to every transfer of the Security Deposit to a new Sub-Sublandlord.

(e) If, as a result of any application or use by Sub-Sublandlord of all or any part of the proceeds from the Security Deposit (whether in the form of Deposited Funds or a Letter of Credit), the amount of the Security Deposit and Deposited Funds shall collectively be less than the amount of the Security Deposit then required hereunder, Sub-Subtenant shall, within fifteen (15) days of its receipt of written notice from Sub-Sublandlord of such deficiency, provide Sub-Sublandlord with additional letter(s) of credit or cash in an amount equal to the deficiency in the required amount of the Security Deposit (or a replacement letter of credit in the total required amount of the Security Deposit), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section. Deposited Funds shall also include any funds drawn by Sub-Sublandlord from the Security Deposit which have not been applied to or drawn upon to satisfy the Sub-Subtenant’s obligations hereunder. Without limiting the generality of the foregoing, if the Letter of Credit is due to expire earlier than the SD Expiration Date, Sub-Sublandlord will accept Deposited Funds, a renewal letter of credit (or amendment renewing the same) or substitute letter of credit (such renewal or amendment or substitute letter of credit or Deposited Funds to be in effect and delivered to Sub-Sublandlord, as applicable, not later than sixty (60) days prior to the expiration of the Letter of Credit), which with respect to any letter of credit shall be irrevocable and automatically renewable as above provided through the SD Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Sub-Sublandlord in its reasonable discretion.

(f) If there shall occur an event of default (after applicable notice and cure periods) under this Sub-Sublease, Sub-Sublandlord may, but without obligation to do so, in addition to any other rights and remedies held by Sub-Sublandlord, draw upon, use and/or apply the Security Deposit, Letter of Credit or Deposited Funds, in part or in whole, to the extent necessary to satisfy the Sub-Subtenant’s obligations hereunder, including application to damages which may be suffered by Sub-Sublandlord as a result of such default. Any draw, use or application of the Security Deposit, Letter of Credit or Deposited Funds by Sub-Sublandlord as aforesaid, including any successor or assignee of Sub-Sublandlord or Sub-Sublandlord’s lender, shall be deemed applied to the obligations of Sub-Subtenant under this Sub-Sublease regardless of the disposition of the funds drawn, used or applied. In the event Sub-Sublandlord, its successors or assigns, including Sub-Sublandlord’s mortgagee, draws from or under or uses or applies the Security Deposit, Letter of Credit or Deposited Funds in violation of the terms of this Sub-Sublease, then all funds so drawn shall be held in trust for the benefit of Sub-Subtenant and, in addition to any other rights and remedies available to Sub-Subtenant under this Sub-Sublease or at law or in equity, Sub-Sublandlord shall immediately pay over to the Sub-Subtenant all funds so drawn, used or applied, together with interest thereon from the date of the draw, use or application, until the date paid to Sub-Subtenant at two percent (2%) per annum above the prime rate published from time to time by the Wall Street Journal, and any bank fees, interest and charges incurred by Sub-Subtenant as a result thereof. The preceding sentences does not, nor should it be construed to, impose a trust with respect to the Deposited Funds except to the extent such funds have been drawn in violation of the terms of this Sub-Sublease. Sub-Subtenant shall also have the right to set-off against any base rent, additional rent or any other payments required of Sub-Subtenant under this Sub-Sublease, any amounts required to be paid by Sub-Sublandlord to Sub-Subtenant under this paragraph.

(g) Sub-Subtenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of any Regulations, now or hereinafter in force, which restricts the amount or types of claims that a landlord may make upon a security deposit or imposes upon a landlord (or its successors) any obligation with respect to the handling or return of security deposits.

7. Late Charges. If Sub-Subtenant shall fail to pay any installment of Rent or any other sum payable under this Sub-Sublease within five (5) days after the date when such amount is due, Sub-Subtenant shall pay to Sub-Sublandlord (in addition to such installment of Rent or other sum, as the case may be) as a late charge, an amount equal to: (i) the of amount of the late payment plus (ii) if said installment is not paid within ten (10) days after the date when such payment is due, 1.5% per month of the amount unpaid, computed from the due date of such payment to and including the date when such payment is actually made to Sub-Sublandlord; provided, however, that the total amount of such late charges shall not exceed the maximum late charge permitted by applicable law. The late charges for any month shall be paid to Sub-Sublandlord within five (5) days after demand therefor. In the case of any default in payment of any late charges by Sub-Subtenant, and in addition to all other remedies, Sub-Sublandlord shall have the same rights as provided in this Sub-Sublease (including the provisions incorporated by reference) for nonpayment of Rent. Nothing in this Section, and no acceptance of late charges by Sub-Sublandlord, shall be deemed to extend or change the time for payment of Rent.

8. Subordination to the Prime Lease; Prime Landlord’s Consent.

(a) This Sub-Sublease is subject and subordinate to the Prime Lease and to each exception, encumbrance, lien or other matter to which the Prime Lease is or shall be subordinate. In the event of lawful termination, re-entry or dispossession by Prime Landlord under the Prime Lease, Prime Landlord may take over all of the right, title and interest of Sub-Sublandlord, as sublandlord under this Sub-Sublease, and Sub-Subtenant shall attorn to Prime Landlord pursuant to the then executory provisions of this Sub-Sublease, except that the Prime Landlord shall not be (i) liable for any previous act or omission of Sub-Sublandlord under this Sub-Sublease, (ii) subject to any counterclaim, offset or defense not expressly provided in this Sub-Sublease (which theretofore accrued to Sub-Subtenant against Sub-Sublandlord) or (iii) bound by any previous prepayment of more than one (1) month’s Rent.

(b) Sub-Sublandlord shall use reasonable efforts (but without any obligation to incur any expense or to commence any litigation) to deliver to Sub-Subtenant the written consent of Prime Landlord to this Sub-Sublease (such consent being referred to as the “Consent” and the date on which Sub-Sublandlord delivers such executed Consent to Sub-Subtenant being referred to as the “Consent Date”). Sub-Subtenant shall cooperate with Sub-Sublandlord in seeking the Consent, including, without limitation, supplying all information and documentation reasonably requested by Prime Landlord with respect to Sub-Subtenant. Sub-Subtenant shall execute the Consent and pay any fee of Sub-Sublandlord in connection therewith (if so required by Sub-Sublandlord) and shall occupy and use the Magma Premises subject to the terms thereof. In the event Prime Landlord fails or refuses to deliver the Consent, all sums paid to Sub-Sublandlord by Sub-Subtenant (other than with respect to the Consent) shall be returned to Sub-Subtenant (without interest) and neither party shall have any further rights or liabilities hereunder except as specifically provided herein to the contrary. Sub-Sublandlord shall use commercially reasonable efforts to ensure that the Consent Date occurs on or before the twenty-fifth (25TH) day after the Effective Date.

9. Incorporation by Reference.

(a) Subject to the provisions of this Sub-Sublease, the terms and conditions of the Sublease and Prime Lease (including, without limitation, the remedies thereunder) are hereby incorporated by this Sub-Sublease and made a part hereof with the same force and effect as if such terms and conditions were completely set forth herein, and as if the words “Sublandlord”, or “Landlord” and “Subtenant” or “Tenant”, or words of similar import, wherever the same appear in the Sublease or Prime Lease, were construed to mean, respectively, Sub-Sublandlord and Sub-Subtenant under this Sub-Sublease, and as if the word “Premises”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean the Magma Premises under this Sub-Sublease, and as if the word “Lease”, or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this Sub-Sublease, and as if the word “Term”, or words or similar import, wherever the same appear in the Sublease or Prime Lease, were construed to mean the Magma Term under this Sub-Sublease. From and after the Magma Commencement Date, Sub-Subtenant shall undertake to perform and observe all the terms, covenants and conditions of the Subtenant under the Sublease (except for any obligations under the Sublease which are not incorporated into this Sub-Sublease as set forth under subsection (ii) below) and the tenant under the Prime Lease except for: (i) Sub-Sublandlord’s obligation to pay Rent and additional rent thereunder; (ii) the following provisions of the Prime Lease which are not incorporated into this Sub-Sublease: Basic Lease Information, Sections 1, 2, 3, 6, 19, 26D, 38S, 39, Exhibits C and E, and First Amendment, dated October 21, 2001, Sections II, III, IV, V, VI, paragraphs A and B, and Exhibit C, and Second Amendment dated May 7, 2002, Sections II, III, IV, V, and Exhibit A; and (iii) those other terms, covenants and conditions which Sub-Sublandlord has expressly undertaken to perform or observe pursuant to the terms hereof. Sub-Subtenant expressly agrees that, notwithstanding, the incorporation into this Sub-Sublease of Section 7E of the Prime Lease by the preceding sentence, Sub-Subtenant shall only have the right to audit Sub-Sublandlord and SRE; Sub-Subtenant shall not have the right to audit Prime Landlord or to demand that Sub-Sublandlord or SRE audit Prime Landlord on its behalf. The time limits contained in the Sublease and Prime Lease for the giving of notices, making of demands or performing any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right (including any right to cure a default), remedy or option, are changed for the purposes of incorporation herein by shortening the same by five (5) days in each instance, unless such time limit is five (5) days or less, in which event such period shall be shortened by two (2) days (but in no event shall such time limit be shortened pursuant to this subsection to less than three (3) days), so that notices may be given, demands made, any act, condition or covenant performed, and any right, remedy or option hereunder exercised by Sub-Sublandlord within the time limit relating thereto contained in the Prime Lease. Notwithstanding anything to the contrary in this Sub-Sublease, if any of the express provisions of this Sub-Sublease shall conflict with any of the provisions of the Sublease or Prime Lease incorporated herein by reference, such conflict shall be resolved in every instance in favor of this Sub-Sublease; however, nothing contained in this Sub-Sublease shall be deemed, in any way, to modify any of the provisions of the Sublease or Prime Lease.

(b) All capitalized words and phrases not otherwise defined or described in this Sub-Sublease shall have the meanings ascribed to them in the Sublease and Prime Lease.

10. Performance by Sub-Sublandlord.

(a) Sub-Subtenant shall not have any rights in respect of the Magma Premises greater than Sub-Sublandlord’s rights under the Sublease with respect thereto. Notwithstanding anything to the contrary in this Sub-Sublease, Sub-Sublandlord shall have no liability to Sub-Subtenant by reason of any default of SRE (as to obligations of Sub-Sublandlord contained in this Sub-Sublease by the incorporation by reference of any provision of the Sublease or Prime Lease), it being understood that if Sub-Sublandlord shall fail to fulfill any obligation of SRE or the Prime Landlord hereunder and such failure is caused by the failure of SRE or the Prime Landlord to comply with its obligations under the Sublease or Prime Lease, respectively, then Sub-Sublandlord shall have no obligation or liability by reason of such failure. Sub-Subtenant expressly acknowledges that all of the services provided to the Buildings and the Magma Premises are supplied by Prime Landlord, that Sub-Sublandlord has no control thereof and assumes no responsibility in connection therewith and that no such failure or interruption shall give rise to any (i) abatement, diminution or reduction of Sub-Subtenant’s obligations under this Sub-Sublease, (ii) constructive eviction, whether in whole or in part, or (iii) liability on the part of Sub-Sublandlord, unless and to the extent such failure or interruption is directly attributable only to the gross negligence or willful misconduct of Sub-Sublandlord.

(b) Sub-Sublandlord shall not be required to make any payment or perform any obligation, and shall have no liability to Sub-Subtenant for any matter whatsoever, except for Sub-Sublandlord’s obligations:

(i) to pay the Rent and additional rent due under the Sublease (provided Sub-Subtenant is not in default in the payment of Rent payable under this Sub-Sublease);

(ii) to use reasonable efforts, upon written request of Sub-Subtenant, to cause SRE and the Prime Landlord to observe and perform its obligations under the Sublease and Prime Lease, respectively, with respect to the Magma Premises (provided that Sub-Sublandlord shall not be required to incur any expense or liability in connection therewith and shall not be obligated to commence any litigation, except that Sub-Sublandlord shall commence any legal proceeding reasonably requested by Sub-Subtenant to enforce Sub-Sublandlord’s right to obtain services which SRE or Prime Landlord is obligated to provide with respect to the Magma Premises under the Sublease or Prime Lease, respectively, if Sub-Subtenant (1) gives its prior written consent to each action to be taken by Sub-Sublandlord in connection therewith, (2) pays and advances Sub-Sublandlord’s costs in such proceeding (including, without limitation, the fees and disbursements of Sub-Sublandlord’s attorneys) and (3) indemnifies Sub-Sublandlord against all damages, liabilities, costs and expenses incurred by Sub-Sublandlord in connection with such proceeding); and

(iii) provided that Sub-Subtenant is not in default under this Sub-Sublease, not to take any action that would cause a default by Sub-Sublandlord as tenant under the Prime Lease. Sub-Sublandlord hereby represents to Sub-Subtenant that, as of the date hereof, (i) the Sublease and Prime Lease are each in full force and effect, (ii) Sub-Sublandlord has not received any notice of default from SRE under the Sublease and (iii) Sub-Sublandlord has not received any notice that SRE is in default from Prime Landlord under the Prime Lease.

11. No Breach of the Prime Lease. Sub-Subtenant shall not do, or permit to be done, any act or thing which may constitute a breach or violation of any provision of the Prime Lease, whether or not such act or thing is permitted under the provisions of this Sub-Sublease.

12. Indemnification. Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord harmless from and against all loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, which Sub-Sublandlord may incur by reason of: (i) any accident, damage or injury to any person or property occurring in, on or about the Magma Premises from and after the Magma Commencement Date; (ii) any breach or default under this Sub-Sublease by Sub-Subtenant; (iii) any work done in or to the Magma Premises, either by or on behalf of Sub-Subtenant after the Magma Commencement Date; or (iv) any act, omission or negligence by Sub-Subtenant or any of its officers, employees, agents, customers, licensees or invitees, or any person claiming through or under Sub-Subtenant; provided, however, and notwithstanding anything to the contrary contained in this Section, Sub-Subtenant shall not be obligated to indemnify Sub-Sublandlord against any such loss, cost, damage, expense or liability to the extent directly caused by Sub-Sublandlord’s gross negligence or willful misconduct.

13. Condition of the Magma Premises. Sub-Subtenant agrees to accept the Magma Premises in its “as is” condition on the Magma Commencement Date and acknowledges that Sub-Sublandlord shall have no obligation to perform any work or to make any installations (except as set forth in Section 4) in order to prepare the Magma Premises for Sub-Subtenant’s occupancy. Sub-Sublandlord represents and warrants that it has complied with all Regulations (as defined and required by Section 4C of the Prime Lease) relating to Sub-Sublandlord’s use, occupancy or possession of the Magma Premises and to Sub-Sublandlord’s use of the common areas. The taking of possession of the Magma Premises by Sub-Subtenant shall be conclusive evidence as against Sub-Subtenant that, at the time such possession was so taken, the Magma Premises and the Building were in good and satisfactory condition.

14. Access.

(a) Sub-Sublandlord or Sub-Sublandlord’s agents shall have the right to enter the Magma Premises at all reasonable times, upon giving Sub-Subtenant reasonable advance notice (except in an emergency), to examine and/or to show the Magma Premises and/or to maintain and repair any improvements installed therein by or on behalf of Sub-Sublandlord (if Sub-Subtenant has failed to do so as may be required pursuant to this Sub-Sublease).

(b) Subject to the limitations in the Prime Lease, Sub-Subtenant shall have access twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year to the Magma Premises and the parking facilities that the Prime Landlord designates for use in common by tenants of the Buildings.

15. Consents and Approvals. In any instance when Sub-Sublandlord’s consent or approval is required under this Sub-Sublease, Sub-Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other things, Sub-Sublandlord has made a good faith effort to obtain the consent or approval to such matter or thing of Prime Landlord and Prime Landlord refused to grant such consent or approval. If Sub-Subtenant shall seek the approval or consent by Sub-Sublandlord and Sub-Sublandlord shall fail or refuse to give such approval or consent, Sub-Subtenant’s sole remedy shall be an action for injunction or specific performance with respect thereto (and such remedy shall be available only in those cases where Sub-Sublandlord shall have expressly agreed herein not to unreasonably withhold or delay its consent).

16. Assignment and Subletting.

(a) Sub-Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sub-Sublease or any interest therein, or sublet any portion of the Magma Premises, without the prior written consent of Sub-Sublandlord (which consent shall not be unreasonably withheld, conditioned or delayed), SRE, and Prime Landlord in each instance. Sub-Sublandlord will consent to an assignment or sublet to any entity controlling, controlled by or otherwise legally affiliated to the Sub-Subtenant as long as the entity has equal or greater credit than Sub-Subtenant as of the Effective Date, and the assignment or sublet complies with this Sub-Sublease and the Prime Lease.

(b) If this Sub-Sublease shall be assigned or if the Magma Premises or any portion thereof shall be sublet or occupied by any person(s) other than the original Sub-Subtenant named herein, then Sub-Sublandlord may collect rent from any such assignee, Sub-Subtenant or occupant, and apply the net amounts collected to Rent payable pursuant to this Sub-Sublease, but no such assignment, occupancy or collection shall be deemed a waiver of any of the provisions of this Section, an acceptance of the assignee, Sub-Subtenant or occupant as Sub-Subtenant hereunder, or a release of any person from the further performance by such person of the obligations of Sub-Subtenant under this Sub-Sublease. A transfer of control of Sub-Subtenant, including, without limitation, a transfer of stock or partnership interest, the merger, consolidation or sale of all or substantially all of the assets of Sub-Subtenant or other corporate or other reorganization of Sub-Subtenant (whether or not Sub-Subtenant shall be the surviving entity), shall be deemed an assignment under this Sublease and shall be subject to all the provisions of this Section. The consent by Sub-Sublandlord and Prime Landlord to any assignment, mortgage, pledge, encumbrance, transfer or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage, pledge, encumbrance, transfer or subletting. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, throughout the ownership of at least thirty percent (30%) of the legal and beneficial interest in such entity. No such assignment or subletting shall cause Sub-Subtenant to be released from its obligations under this Sub-Sublease. Any proposed assignment or subletting shall be subject to the restrictions regarding assignment and subletting contained in the Prime Lease and the rights of Prime Landlord thereunder.

(c) Any Rent or other consideration realized by Sub-Subtenant under any such sublease or assignment in excess of the Rent payable hereunder shall be divided as follows: fifty percent (50%) to the Prime Landlord and twenty-five percent (25%) each to Sub-Sublandlord and Sub-Subtenant. Nothing in this provision shall conflict with any provision of the Prime Lease or the Sublease.

17. Insurance. Without limiting any of the provisions of the Prime Lease, Sub-Subtenant shall maintain throughout the Magma Term, for the benefit of Sub-Sublandlord and Prime Landlord as additional insureds, such insurance as Sub-Sublandlord may be required to provide pursuant to the Prime Lease (provided that Sub-Subtenant shall not be required to provide any insurance with respect to any portion of the Demised Premises other than the Magma Premises). Certificates of all such polices shall be delivered to Sub-Sublandlord on or before the Magma Commencement Date. All insurance required to be carried by Sub-Subtenant pursuant to this Sub-Sublease shall be effected under valid and enforceable polices issued by independent insurers permitted to do business in California (reasonably acceptable to Sub-Sublandlord).

18. Alterations. Except as expressly permitted in the Prime Lease, Sub-Subtenant shall not make or cause, or suffer or permit the making of, any alteration, addition, change, replacement, installation or addition in or to the Magma Premises without obtaining the prior written consent of Sub-Sublandlord and Prime Landlord thereto in each instance as provided in Section 12 of the Prime Lease. Any permitted changes shall be made only in compliance with the Prime Lease. Notwithstanding anything to the contrary contained herein or in the Prime Lease, the only restoration obligation applicable to Sub-Subtenant shall be the obligation, at the end of the Magma Term, to restore the Magma Premises to its condition as of the Magma Commencement Date, reasonable wear and tear and casualty excepted. Notwithstanding the foregoing, if Prime Landlord states in writing that it does not require that the restoration required by the preceding sentence take place, Sub-Subtenant shall not be required to perform such restoration. In the event that Sub-Subtenant fails to restore the Magma Premises as required by the immediately preceding sentence, Sub-Sublandlord may perform such restoration and all costs incurred by Sub-Sublandlord shall be reimbursed to Sub-Sublandlord by Sub-Subtenant, as additional rent, not later than five (5) days after Sub-Sublandlord’s demand therefor. The provisions of this Section shall survive the Magma Expiration Date or earlier termination of this Sub-Sublease.

19. Right to Cure Sub-Subtenant’s Default. If Sub-Subtenant shall default in the observance or performance of any term or covenant of this Sub-Sublease on Sub-Subtenant’s part to be observed or performed, and if such default has not been cured following ten (10) days notice to Sub-Subtenant, then Sub-Sublandlord may, immediately or at any time thereafter, perform the same for the account of Sub-Subtenant. Notwithstanding the preceding provisions of this Section, if: (i) a default of Sub-Subtenant hereunder does not constitute a default under the Prime Lease; (ii) such default cannot reasonably be cured within such ten (10) day period; and (iii) such default does not involve Sub-Subtenant’s failure to pay any amount to Sub-Sublandlord pursuant to this Sub-Sublease, then Sub-Sublandlord shall not be entitled to exercise its remedies pursuant to this Section if Sub-Subtenant shall commence curing such default within such ten (10) day period and shall thereafter cure such default with reasonable diligence (not to exceed, in any event, twenty (20) days). If Sub-Sublandlord makes any expenditure or incurs any obligation for the payment of money in connection therewith (including, without limitation, attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding), then such sums paid, or obligations incurred, with interest (in each such case at the rate of 1.5% per month, but such interest rate shall not in any event exceed the maximum rate permitted by law) shall be deemed to be additional rent under this Sub-Sublease and shall be paid by Sub-Subtenant to Sub-Sublandlord within five (5) days after Sub-Sublandlord’s demand therefor.

20. Brokerage. Each party to this Sub-Sublease represents that it dealt with no broker or other person who had any part, or was instrumental in any way, in bringing about this Sub-Sublease, other than Studley and CB Richard Ellis and their respective representatives (collectively, the “Brokers”). Sub-Sublandlord agrees to pay the Brokers a commission on account of the execution and delivery of this Sub-Sublease pursuant to separate brokerage agreements executed by Sub-Sublandlord and each of the Brokers. Notwithstanding anything to the contrary in this Sub-Sublease, the execution and delivery by each of such Brokers to Sub-Sublandlord of a separate brokerage agreement, and the execution and delivery by Sub-Sublandlord of each such brokerage agreement, is a necessary precondition to this Sub-Sublease, and Sub-Sublandlord shall not be bound under this Sub-Sublease unless each such brokerage agreement is executed and delivered by the parties thereto. Sub-Subtenant shall indemnify and hold harmless Sub-Sublandlord from and against: (i) all claims made by any other broker or other person for a brokerage commission, finder’s fee or similar compensation, by reason of or in connection with this Sub-Sublease if such other broker or other person claims to have dealt with or otherwise through Sub-Subtenant; and (ii) all loss, cost, damage, expense or liability (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such claims if such other broker or other person claims to have dealt with or otherwise through Sub-Subtenant.

21. Notices. All notices, consents, approvals, demands, requests and other communications (collectively, “Notices”) which are required or desired to be given by either party to the other hereunder must be in writing and shall be personally delivered or sent by Federal Express or comparable courier for delivery on the morning of the next business day, and with all delivery or transmission charges prepaid. Notices delivered in the manner provided herein shall be deemed to have been given when delivered or when receipt therefor has been refused. Until such time as Sub-Sublandlord shall designate otherwise, all Notices given to Sub-Sublandlord shall be addressed to Sub-Sublandlord at 900 Broken Sound Parkway, Boca Raton, FL 33487 Attention: Lease Administration, with one copy sent to Siemens Real Estate, Inc., Attention: Lease Administrator, 186 Wood Avenue South, Iselin, NJ 08830 and one copy sent to Siemens Corporation, Attention: Real Estate Counsel, 186 Wood Avenue South, Iselin, NJ 08830. Sub-Sublandlord may from time to time change the names and/or addresses to which Notices given to Sub-Sublandlord shall be addressed and sent as aforesaid, by designating such other names and/or addresses in a notice given in accordance with the provisions of this Section. All Notices given to Sub-Subtenant shall be addressed to Sub-Subtenant (a) prior to the Magma Commencement Date at 5460 Bay Front Plaza, Santa Clara, CA 95054, Attn: General Counsel and (b) on or after the Magma Commencement Date at the Magma Premises, Attn: General Counsel.

22. Waiver of Jury Trial and Right to Counterclaim. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in any way connected with this Sub-Sublease, the relationship of Sub-Sublandlord and Sub-Subtenant, Sub-Subtenant’s use or occupancy of the Magma Premises, any claim of injury or damage, or the enforcement of any remedy under any statute. If Sub-Sublandlord commences any summary proceeding for nonpayment of Rent required to be made under this Sub-Sublease, Sub-Subtenant will not interpose any counterclaim (except for mandatory or compulsory counterclaims) of any nature or description in any such proceeding.

23. Parking. Subject to the provisions of the Prime Lease and to receipt of Sublandlord’s and Prime Landlord’s consent thereto, Sub-Subtenant shall have the right to use up to three and two-tenths (3.2) parking spaces in those portions of the parking facilities designated by Prime Landlord for use in common by the tenants of the Buildings per one thousand (1,000) rentable square feet sub-subleased on an unreserved and unassigned basis.

24. Signage. Except as provided by separate agreement between Sub-Subtenant and Prime Landlord, Sub-Subtenant shall install no signage anywhere in, on or around the Buildings, including anywhere within the Demised Premises, without the prior written consent of Prime Landlord, Sublandlord, and Sub-Sublandlord.

25. No Waiver. The failure of Sub-Sublandlord to insist in any one or more cases upon the strict performance or observance of any obligation of Sub-Subtenant under this Sub-Sublease, or to exercise any right contained in this Sub-Sublease, shall not be construed as a waiver or relinquishment for the future of either any such obligation of Sub-Subtenant or any right of Sub-Sublandlord. Sub-Sublandlord’s receipt, and acceptance of performance, of any other obligation by Sub-Subtenant, with knowledge of Sub-Subtenant’s breach of any provision of this Sub-Sublease, shall not be deemed a waiver of such breach. No waiver by Sub-Sublandlord of any term, covenant or condition of this Sub-Sublease shall be deemed to have been made unless expressed in writing and signed by Sub-Sublandlord.

26. Complete Agreement. There is no representation, agreement, arrangement or understanding, oral or written, between Sub-Sublandlord and Sub-Subtenant relating to the subject matter of this Sub-Sublease which is not fully expressed in this Sub-Sublease. This Sub-Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

27. Successors and Assigns. The provisions of this Sub-Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. If Sub-Sublandlord assigns or transfers the leasehold estate under the Prime Lease, Sub-Sublandlord shall be entirely relieved and freed of all obligations under this Sub-Sublease arising after the date of such assignment or transfer.

28. Interpretation. Irrespective of the place of execution of performance, this Sub-Sublease shall be governed by and construed in accordance with the laws of California applicable to agreements made and to be wholly performed within such venue. If any provision of this Sub-Sublease, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of this Sub-Sublease, and the application of that provision to the other persons or circumstances, shall not be affected but rather shall be enforced to the extent permitted by law. This Sub-Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sub-Sublease to be drafted. If any words or phrases in this Sub-Sublease shall have been stricken out or otherwise eliminated, it shall be deemed that such words or phrases were never included in this Sub-Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sub-Sublease shall be deemed and construed as a separate and independent covenant of the party undertaking or making same (not dependent on any other provision of this Sub-Sublease unless otherwise expressly provided). All terms and words used in this Sub-Sublease, regardless of number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sub-Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

29. Authority. Each party to this Sub-Sublease represents that it is authorized to execute and to deliver the same and perform its obligations as set forth herein.

30. Confidential Information. Sub-Subtenant and Sub-Sublandlord each acknowledges that the terms and conditions contained herein and details of the negotiations will remain confidential between the parties to the Sub-Sublease and no proposals, Sub-Sublease drafts, Sub-Subleases or summaries of any kind (collectively, the “Confidential Material”) will be distributed, copied or otherwise transmitted, orally or in writing, to any other entity or person without the prior written consent of the other party, provided, however, that each party may disclose the Confidential Material, to the extent necessary: (a) as required by any court or other governmental body; (b) as otherwise required by law; (c) in confidence to legal counsel of the parties, accountants, and other professional advisors; (d) in confidence, to banks, investors and other financing sources and their advisors; (e) in connection with the enforcement of this Sub-Sublease or rights under this Sub-Sublease; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction. Notwithstanding the foregoing, however, the parties hereto shall not be liable for disclosures with respect to the Confidential Material that is or subsequently becomes, legally and publicly known and made generally available without breach of this Sub-Sublease.

31. Remedies Upon Default. If there is an Event of Default (as defined in the Prime Lease), Sub-Sublandlord may, in addition to the remedies available under the Prime Lease and incorporated herein, immediately draw upon the Security Deposit to recover the unamortized portion of the commissions paid to the Brokers by Sub-Sublandlord (the “Unamortized Commission”). In order to recover the Unamortized Commission from the Security Deposit as contemplated by the preceding sentence, Sub-Sublandlord must (1) provide written notice as required under Section 26 of the Prime Lease, provided however, Sub-Subtenant shall have at least five (5) days after receipt of such notice to cure the default even if such time period is not required under the Prime Lease and (2) such written notice must expressly mention this Section 31. This restriction shall only apply to the extent that Sub-Sublandlord desires to recover the Unamortized Commission; it shall not apply to the extent Sub-Sublandlord is entitled to recover other sums as permitted by this Sub-Sublease. The foregoing is an additional remedy and shall not limit the remedies available to the Sub-Sublandlord.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Sub-Sublandlord and Sub-Subtenant have executed this Sub-Sublease as of the date first above written.

Sub-Sublandlord:

SIEMENS COMMUNICATIONS, INC.

By:
Name:
Title:

Sub-Subtenant:

MAGMA DESIGN AUTOMATION, INC.

By:
Name:
Title:

EXHIBIT A

MASTER LEASE AND SUBLEASE

EXHIBIT B

MAGMA PREMISES

EXHIBIT C

INVENTORY

EXHIBIT D

WELLS FARGO FORM OF LETTER OF CREDIT